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                                                                    EXHIBIT 4.14

                               FOURTH AMENDMENT
                                      TO
                   NORAM EMPLOYEE SAVINGS & INVESTMENT PLAN

                NorAm Energy Corp., a Delaware corporation (the "Company"), hereby amends the NorAm Employee Savings & Investment Plan, effective as of November 1, 1996, as follows:

1.      Section 8.2 of the Plan is hereby amended to read as follows:

                "8.2  Voting of Company Stock by Participants and Beneficiaries.

                Before each annual or special meeting of the Company's shareholders, the Committee will cause to be sent to each Participant and Beneficiary who has Company Stock allocated to his Accounts on the record date of such meeting a copy of the proxy solicitation material for the meeting, as well as a form requesting confidential instructions to the Trustee on how to vote the shares of Company Stock allocated to his Accounts. Upon receipt of such instructions, the Trustee will vote the shares allocated to such Participant's or Beneficiary's Accounts as instructed. The Trustee will vote allocated shares of Company Stock for which it does not receive timely instructions from Participants or Beneficiaries and any shares of Company Stock that have not been allocated to Participants' Accounts in the same proportion as it votes the shares for which it receives timely instructions under this Plan. A Participant's or Beneficiary's right to instruct the Trustee with respect to voting shares of Company Stock will not include rights concerning the exercise of any appraisal rights, dissenters' rights or similar rights granted by applicable law to the registered or beneficial holders of Company Stock. These matters will be exercised by the Trustee in accordance with the Committee's instructions."

2. Article 8 of the Plan is hereby amended to add the following Section 8.5 to the end thereof:

                "8.5 Merger Transaction. By Agreement and Plan of Merger, dated as of August 11, 1996, as amended, by and among the Company, Houston Industries Incorporated ("HI"), Houston Lighting & Power Company (HL&P"), and HI Merger, Inc. (the "Merger Agreement"), the Company has agreed to merge into HI Merger, Inc. and become a wholly owned subsidiary of Houston (the corporation to be formed by the merger of HI and HL&P) (the "Transaction"). The Merger Agreement provides that each record holder of shares of Company Stock outstanding immediately prior to the effective time of the Transaction shall be entitled to elect to receive in respect of each such share either cash consideration or shares of HI common stock. The Trustee will, in accordance with the procedures established by the Committee for that purpose request each Participant and Beneficiary who has Company Stock allocated to his Accounts as of the date established by the Committee to instruct the Trustee as to the percentage of his interest in the Common

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Stock fund for which he wishes to receive cash and the percentage for which he wishes to receive HI common stock. The Trustee will make elections as to shares of Company Stock for which instructions are not timely received in the same proportion as the elections it makes for shares for which it receives timely instructions under this Plan. Elections shall be subject to adjustment as provided in the Merger Agreement.

                Cash consideration received in the Transaction by a Participant or Beneficiary will be invested as soon as administratively practicable in the investment funds (including the Company Stock fund) in which the Participant has elected to invest contributions to the Plan on the date the cash consideration is received by the Trustee or, in the case of a Participant or Beneficiary for whom contributions are not being made on such date, in the investment funds in which the Participant's or Beneficiary's account balances are invested on such date. The cash consideration will be allocated among the investment funds in the same proportion as contributions or account balances, as the case may be, are allocated. Notwithstanding the foregoing, any amounts that would be invested in the NorAm Pooled GIC Fund pursuant to the provisions of this paragraph shall instead be invested in the IDS Trust U.S. Government Securities Fund.

                The Committee may adopt such other rules and procedures with respect to the administration of the Plan as are necessary or appropriate, in its sole discretion, as a consequence of the pending Transaction, notwithstanding any provision of this Plan to the contrary. Such rules and procedures shall be applied on a uniform and nondiscriminatory basis."

            Executed at Houston, Texas, this 17 of December, 1996.


                                       NORAM ENERGY CORP.


                                       By /s/ Rick L. Spurlock
                                         ---------------------------------------
                                         Rick L. Spurlock, Senior Vice President
                                         Human Resources

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